Exhibit 99.1

For Information: Scott Lamb
Telephone: (713) 332-4751	July 1, 2004

KAISER ALUMINUM COMPLETES SALE OF INTERESTS IN ALPART

     HOUSTON, Texas, July 1, 2004 – Kaiser Aluminum has completed the previously announced sale of its interests in and related to the Alpart alumina refinery in Jamaica to Hydro Aluminium a.s. for a gross sales price of $315 million, subject to certain post-closing adjustments.

     As previously disclosed, the company expects that proceeds from the sale will be held in escrow pending both amendment of the company’s credit agreement and resolution of matters relating to intercompany claims, each of which will require U.S. Bankruptcy Court approval. The disposition of proceeds from the sale, including any distribution to the company for its use, ultimately will be determined by the Court. The company’s Form 10-Q for the first quarter of 2004 includes a more detailed discussion of these matters.

     Kaiser Aluminum (OTCBB:KLUCQ) is a leading producer of fabricated aluminum products, alumina, and primary aluminum.

F-987

Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. Actual events could differ materially from those reflected in the forward-looking statements contained in this press release as a result of various factors.